Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on the 11th day of September 2019, and is effective as of the first day that Michael J. Salvino (the “Executive”) becomes a full-time employee of the Company, which shall be September 12, 2019 (the “Effective Date”), by and between DXC Technology Company, a Nevada corporation (the “Company”), and Executive.

1.    Term of Employment; Duties. (a) As used herein, the phrase “Term of Employment” shall mean the period commencing on the Effective Date and ending on the earliest to occur of (i) September 30, 2022 or (ii) the date of termination of Executive’s employment in accordance with any one of Sections 5(a) through 5(f) below; provided, however, that the Term of Employment will automatically extend for additional one-year periods unless either party provides notice of non-extension not later than six (6) months prior to September 30, 2022 or any extended annual period.

(b)    The Company hereby agrees to employ Executive as its President and Chief Executive Officer, in each case, for the Term of Employment, and Executive agrees to serve in these capacities with the duties and responsibilities customary to such positions in a company of the size and nature of the Company, protecting, encouraging and promoting the interests of the Company, and performing such other duties consistent with the offices held by Executive as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”). During the Term of Employment, Executive shall report solely and directly to the Board. Executive shall also serve as a member of the Board under the same terms as the other directors, with no additional compensation. While he remains an employee of the Company, Executive shall be nominated for re-election to the Board each year. Executive shall resign from the Board, and from the board of directors or similar governing body of any affiliate of the Company, upon termination of employment.

(c)    Executive shall devote all of his business time and attention to his duties on the Company’s behalf except for sick leave, vacations and approved leaves of absence; provided, however, that nothing shall preclude Executive from (i) managing his personal investments and affairs or (ii) participating as a member of the board of directors or similar governing body of (A) no more than one (1) for-profit company and two (2) not-for-profit companies or institutions which are identified to the Company not later than the Effective Date, and on whose board of directors or other governing body Executive serves on the Effective Date, or (B) a for-profit company that is not a direct competitor of the Company and is approved by the Board in writing prior to Executive commencing service therewith; provided that in each case, Executive shall not engage in activities inconsistent with the Company’s ethics codes and other conflicts of interests policies in effect from time to time or which materially interfere with or adversely affect the performance of Executive’s duties under this Agreement.

2.    Compensation. (a) Base Salary. The Company agrees to pay to Executive as a salary during the Term of Employment the sum of $1,250,000 per year, payable in accordance with the normal payroll practices of the Company in the United States as in effect from time to time. The Board shall review, and may adjust in its sole discretion, such base salary no less often than annually; provided, however, that the first such review shall be following the close of the Company’s 2020 fiscal year. Executive’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)    Annual Bonuses. During the Term of Employment, Executive shall participate in the Company’s annual cash incentive plan or any successor plan (the “AIP”), on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those applying to other senior executive officers of the Company. Executive’s target annual bonus under the AIP in respect of each fiscal year shall be 200% of Base Salary and his maximum annual bonus shall be 400% of Base Salary. Any annual bonus paid to Executive shall be in addition to the Base Salary and to any and all other benefits to which Executive is entitled as provided in this Agreement. Except as in accordance with any deferral election made by Executive pursuant to any deferred compensation plan maintained by the Company, payment of annual bonuses shall be made at the same time that other senior executive officers of the Company receive their annual bonuses.

In recognition of the mid-year Effective Date, Executive will be entitled to participate in the fiscal year 2020 AIP on a pro-rated basis, with a pro-rated target annual bonus for fiscal year 2020 of 200% of Executive’s six-month Base Salary of $625,000. Executive’s actual annual bonus for fiscal year 2020 will be the greater of his pro-rated target annual bonus or his actual annual bonus based on the degree of attainment of the fiscal year 2020 AIP goals as approved by the Compensation Committee.

(c)    Long-Term Incentive Programs. Executive shall participate in the equity and other long-term incentive compensation plans generally available to other senior executive officers of the Company from time to time on terms and conditions (including, without limitation, the terms of the Company’s Equity Grant Policy) that are appropriate to his positions and responsibilities at the Company and are no less favorable than those generally applicable to such other senior executive officers. Without limiting the foregoing, for each fiscal year commencing during the Term of Employment (with fiscal year 2021 being the first such fiscal year), Executive shall receive a grant of equity awards under the Company’s 2017 Omnibus Incentive Plan or a successor thereto (the “Omnibus Incentive Plan”) with an aggregate value equal to 800% of the Base Salary in effect at the time of each grant, to be awarded during the normal annual grant cycle (with the first such grant occurring in May 2020) and delivered in the same form applicable to equity awards provided to other senior executive officers of the Company (currently, 70% performance-vested restricted stock units (“PSUs”) and 30% time-vested restricted stock units (“RSUs”)). The number of shares of the Company’s common stock (the “Stock”) underlying each equity award shall be determined pursuant to the procedures set forth in the Equity Grant Policy as in effect for such fiscal year. The equity awards shall vest, be settled and have other terms and conditions as are set forth in the award agreements evidencing such awards, which shall be consistent with those generally applicable to equity awards granted in respect of the same fiscal year to other senior executive officers of the Company, but with termination vesting provisions substantially as set forth in the award agreements filed as Exhibit 10.1 (“Annex E”) and 10.2 (“Annex F”) to the Company’s quarterly report on Form 10-Q for its first quarter of fiscal year 2020; provided, however, that if any Qualifying Termination (as defined in Section 5(d) below) occurs (i) prior to a Change in Control or more than two (2) years following a Change in Control, such termination shall be deemed an approved termination and any outstanding PSU awards as to which as least one (1) year in the applicable performance period has elapsed as of the date of such termination shall be settled as set forth in Section 4(a)(ii) of Annex E (and any other outstanding PSU awards shall be forfeited) and any outstanding RSU awards shall be settled as set forth in Section 3(a)(ii) of Annex F, and (ii) on or within two (2) years following a Change in Control, any outstanding PSU awards shall be settled as set forth in Section 4(d) of Annex E and any outstanding RSU awards shall be settled as set forth in Section 3(e) of Annex F; provided further that the duration of the conditions set forth in Sections 6(c)(i) and 6(c)(vi) of Annex E and Sections 5(c)(i) and 5(c)(vi) of Annex F shall be one (1) year.

In recognition of the mid-year Effective Date, Executive will be entitled to receive a pro-rated annual-cycle equity award for fiscal year 2020 with an aggregate value equal to $5,000,000, of which 70% will be granted in the form of PSUs based on fiscal year 2020-22 goals as approved by the Compensation Committee and 30% in the form of RSUs, with the number of shares of Stock underlying such award to be determined based on the closing price of the Stock on the Effective Date, and with vesting, settlement and other terms and conditions as set forth in the award agreements consistent with the terms generally applicable to equity awards granted in respect of fiscal year 2020 to other senior executive officers of the Company; provided, however, that if any Qualifying Termination (as defined in Section 5(d) below) occurs (i) prior to a Change in Control or more than two (2) years following a Change in Control, such termination shall be deemed an approved termination and any outstanding PSU awards as to which at least one (1) year in the applicable performance period has elapsed as of the date of such termination shall be settled as set forth in Section 4(a)(ii) of Annex E (and any other outstanding PSU awards shall be forfeited) and any outstanding RSU awards shall be settled as set forth in Section 3(a)(ii) of Annex F, and (ii) on or within two (2) years following a Change in Control, any outstanding PSU awards shall be settled as set forth in Section 4(d) of Annex E and any outstanding RSU awards shall be settled as set forth in Section 3(e) of Annex F; provided further that the duration of the conditions set forth in Sections 6(c)(i) and 6(c)(vi) of Annex E and Sections 5(c)(i) and 5(c)(vi) of Annex F shall be one (1) year. Such grant will be made on or as soon as administratively practicable following the Effective Date.

(d)    Inducement Grants.

(i)    On or as soon as administratively practicable after the Effective Date, the Company shall grant to Executive an additional award of RSUs with an aggregate value of $4,350,000 (“Inducement RSUs”), vesting subject to Executive’s continued employment with the Company in three substantially equal annual installments on the first, second and third anniversaries of the grant date. The number of shares of Stock underlying such award shall be determined based on the closing price of the Stock on the Effective Date, and the award shall be subject to the vesting, settlement and other terms and conditions as set forth in the award agreement, consistent with the terms generally applicable to RSUs granted in respect of fiscal year 2020 to other senior executive officers of the Company. Notwithstanding the foregoing, in the event of a Qualifying Termination or termination of Executive’s employment due to death or Disability (as defined in Section 5(b) below), all unvested Inducement RSUs shall immediately vest on the termination date.

(ii)    Within thirty (30) days following the Effective Date, the Company shall pay Executive a cash lump sum equal to $2,000,000, less applicable taxes and other withholdings required by law (the “Cash Inducement Award”). If (i) Executive resigns his employment with the Company other than for Good Reason or (ii) the Company terminates Executive’s employment for Cause, in either case prior to the second anniversary of the Effective Date, Executive shall be obligated to repay the Company the gross amount of the Cash Inducement Award, in full, promptly (and in any event within 20 days) following the Executive’s termination date.

3.    Employee Benefit Programs. During the Term of Employment, Executive shall be entitled to participate in all employee retirement, savings and welfare benefit plans and programs made available to the Company’s executive officers, as such plans may be in effect from time to time and on terms and conditions that are no less favorable than those generally applicable to other senior executive officers; provided, however, Executive shall not be a participant in the Company’s Severance Plan for Senior Management and Key Employees, as effective April 1, 2017, the Company’s Severance Policy, or any plan or program that is closed to new hires as of the Effective Date. In addition, in lieu of lifetime coverage under the Company’s group medical plan, the Company shall pay Executive a cash lump sum equal to $1,000,000, less applicable taxes and other withholdings required by law, upon any termination of Executive’s employment with the Company, payable (subject to any delay required by Section 16 hereof) on or within thirty (30) days following Executive’s termination date.

4.    Perquisites. During the Term of Employment, in accordance with the Company’s policies in effect from time to time, the Company shall permit the use of NetJets at the Company’s expense for reasonable personal use by Executive for domestic flights only, and subject to such limits as may be reasonably determined by the Board. Income shall be imputed to Executive for any such personal use in accordance with applicable tax law. Executive’s principal place of business and employment shall be Charlotte, North Carolina for the purpose of determining personal travel on NetJets. Company will reimburse Executive for up to $25,000 annually for assistance with tax preparation and financial planning. If needed, with Compensation Committee approval, the Company will provide Executive with coverage under the Company’s asset protection plan. Executive shall not receive a tax gross-up on any imputed income or other perquisites.

5.    Termination of Employment.

(a)    Termination Due to Death. In the event that Executive’s employment is terminated due to his death, the Company’s payment obligations under this Agreement shall terminate, except that Executive’s estate or his beneficiaries, as the case may be, shall be entitled to (i) the Base Salary through the date of termination (including accrued but unused vacation), (ii) any earned but unpaid portion of Executive’s annual bonus provided for in Section 2(b) for the fiscal year preceding the year of termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive pursuant to Company policy prior to the date of Executive’s termination, (iv) such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (i) through (iv) of this Section 5(a), reduced (but not below zero) by any amounts owed by Executive to the Company, being referred to as the “Accrued Rights”) and (v) a pro-rata annual bonus provided for in Section 2(b) for the fiscal year in which Executive’s death occurs, based on the Company’s actual performance for the entire fiscal year, pro-rated for the number of calendar months during the fiscal year that Executive was employed prior to such termination (rounded up to the next whole month), payable at the time annual bonuses are paid for such fiscal year to executives of the Company generally (a “Pro-Rata Bonus”). Executive’s outstanding equity awards shall be administered substantially in accord with the terms of Annex E and Annex F, provided that the duration of the conditions set forth in Sections 6(c)(i) and 6(c)(vi) of Annex E and Sections 5(c)(i) and 5(c)(vi) of Annex F shall be one (1) year. A reduction to any amounts required to be provided or paid pursuant to Section 5(a) that are subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and related regulations and Treasury pronouncements (“Section 409A”) shall not be effective until the amounts payable or provided to Executive under this Agreement sought to be reduced would otherwise have been paid to Executive pursuant to the terms of this Agreement.

(b)    Termination due to Disability.

(1)    If, as a result of Executive’s incapacity due to physical or mental illness, accident or other incapacity (as determined by the Board in good faith, after consideration of such medical opinion and advice as may be available to the Board from medical doctors selected by Executive or by the Board or both separately or jointly), Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (or for 180 days, whether or not consecutive, during any twelve consecutive month period) and, within 30 days after written notice of termination thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties, the Company or Executive may terminate Executive’s employment for “Disability”.

(2)    In the event that Executive’s employment is terminated due to Disability, he shall be entitled to the Accrued Rights and a Pro-Rata Bonus for the fiscal year in which Executive’s termination occurs. Executive’s outstanding equity awards shall be administered substantially in accord with the terms of Annex E and Annex F, provided that the duration of the conditions set forth in Sections 6(c)(i) and 6(c)(vi) of Annex E and Sections 5(c)(i) and 5(c)(vi) of Annex F shall be one (1) year.

(c)    Termination by the Company for Cause.

(1)    The Company shall have the right to terminate Executive’s employment at any time for Cause in accordance with this Section 5(c).

(2)    For purposes of this Agreement, “Cause” shall mean:

(i)    prior to the consummation of a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined in Section 409A (a “Change in Control”), (A) fraud, intentional misappropriation, embezzlement or other willful act of material misconduct against the Company or any of its affiliates; (B) gross negligence or chronic failure to perform material duties (other than due to illness, accident or other physical/mental impairment) in connection with Executive’s employment hereunder; (C) conviction or plea of guilty or nolo contendere of a felony involving moral turpitude; (D) willful and knowing material violation of any (I) material rules or regulations of any governmental or regulatory body that are material to the business of the Company or (II) U.S. securities laws; provided that for the avoidance of doubt, a violation shall not be considered as willful or knowing where Executive has acted in a manner consistent with specific advice of outside counsel to the Company or in a manner he believed in good faith to be in the best interests of the Company; or (E) willful failure to cooperate, if requested by the Board, with any investigation or inquiry by the Company, the Securities Exchange Commission or another governmental body into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; and

(ii)    on or after a Change in Control, (A) fraud, misappropriation, embezzlement or other act of willful, material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the Company’s business; provided that for the avoidance of doubt, a violation shall not be considered as willful or knowing where Executive has acted in a manner consistent with specific advice of outside counsel to the Company; or (D) substantial and willful failure to render services in accordance with this Agreement (other than as a result of illness, accident or other physical or mental impairment) which causes material harm to the Company after a written demand for performance of services has been delivered to Executive by the Board.

(3)    No termination of Executive’s employment by the Company for Cause pursuant to Section 5(c)(2) shall be effective unless the provisions of this Section 5(c)(3) shall have been complied with and unless a majority of the members of the Board have duly voted to approve such termination. Executive shall be given written notice by the Board of its intention to terminate him for Cause, which notice (A) shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) shall be given no later than ninety (90) days (or sixty (60) days on or after a Change in Control) after the first meeting of the Board at which the Board became aware of the occurrence of the event giving rise to such grounds. Executive shall have 30 days after receiving such notice in which to cure such grounds, to the extent curable, as determined by the Board in good faith. If Executive fails to cure such grounds within such 30-day period, Executive’s employment with the

Company shall thereupon be terminated for Cause. If the Board reasonably determines that the grounds are not curable, Executive’s employment with the Company shall be terminated for Cause upon Executive’s receipt of written notice from the Board.

(4)    In the event the Company terminates Executive’s employment for Cause pursuant to this Section 5(c), he shall be entitled to the Accrued Rights. Executive’s outstanding equity awards shall be administered in accordance with the terms of the written agreements setting forth the terms of each such award.

(d)    Termination Without Cause or for Good Reason.

(1)    In the event (A) Executive is terminated by the Company without Cause or (B) Executive terminates his employment for Good Reason (as hereinafter defined) (each, a “Qualifying Termination”), Executive shall be entitled to receive (i) the Accrued Rights; (ii) a Pro-Rata Bonus for the fiscal year in which Executive’s termination occurs and (iii) subject to (X) Executive’s continued compliance with the provisions of Sections 10, 11 and 12 hereof, and (Y) Executive’s execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, with such changes as may be required by changes in applicable law (a “Release”), a severance payment in an amount equal to two (2) times the sum of (A) and (B), where (A) is the Base Salary, as in effect immediately prior to the delivery of notice of termination, and (B) is Executive’s target annual bonus provided for in Section 2(b) of this Agreement for the fiscal year in which such termination occurs, payable (I) in the case of a Qualifying Termination which occurs prior to a Change in Control or more than two (2) years following a Change in Control, in twenty-four (24) equal monthly installments following Executive’s termination or (II) in the event of a Qualifying Termination which occurs on or within two (2) years following a Change in Control (a “CIC Qualifying Termination”), in a single lump sum not later than ten (10) days following Executive’s termination of employment. Executive’s outstanding equity awards shall be administered substantially in accordance with the terms set forth in Annexes E and F; provided, however, that if any Qualifying Termination occurs (i) prior to a Change in Control or more than two (2) years following a Change in Control, such termination shall be deemed an approved termination and any outstanding PSU awards as to which at least one (1) year in the applicable performance period has elapsed as of the date of such termination shall be settled as set forth in Section 4(a)(ii) of Annex E (and any other outstanding PSU awards shall be forfeited) and any outstanding RSU awards shall be settled as set forth in Section 3(a)(ii) of Annex F, and (ii) on or within two (2) years following a Change in Control, any outstanding PSU awards shall be settled in accordance with Section 4(d) of Annex E and any outstanding RSU awards shall be settled in accordance with Section 3(e) of Annex F; and provided that the duration of the conditions set forth in Sections 6(c)(i) and 6(c)(vi) of Annex E and Sections 5(c)(i) and 5(c)(vi) of Annex F shall be one (1) year.

(2)    For purpose of this Agreement, “Good Reason” shall mean the occurrence of any of the following subsequent to the Effective Date of this Agreement without Executive’s consent:

(i)    Prior to a Change in Control, (A) the removal of Executive from the position of Chief Executive Officer, failure to elect Executive as a member of the Board in accordance with Section 1(b), or failure of Executive to be subsequently reelected to the Board if he ceases to be a Board member in connection with the applicable election; (B) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board; (C) any material breach by the Company of this Agreement; (D) conduct by the Company that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability; (E) the Company failing to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the Company’s business or assets; (F) relocation of Executive’s principal place of employment to any place more than thirty-five (35) miles from Executive’s previous principal place of employment; or (G) a decrease in Executive’s Base Salary below the Base Salary in effect on the Effective Date, other than an across the board reduction in base salary applicable in like proportions to all senior executive officers.

(ii)    On or after a Change in Control, in addition to anything described in Section 5(d)(2)(i), (A) a substantial change in the nature, or diminution in the status of Executive’s duties or position from those in effect immediately prior to the Change in Control (which will be presumed to have occurred if, immediately following such Change in Control, the Company or its successor is not publicly traded and, if the ultimate parent of the Company is publicly traded, Executive is not Chief Executive Officer of such ultimate parent); (B) a material reduction by the Company of Executive’s Base Salary as in effect on the date of a Change in Control or as in effect thereafter if such Base Salary has been increased and such increase was approved prior to the Change in Control; (C) a reduction by the Company in the overall value of benefits provided to Executive (including profit sharing, retirement, health, medical, dental, disability, insurance, and similar benefits, to the extent provided by the Company prior to any such reduction), as in effect on the date of Change in Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change in Control; (D) a failure to continue in effect any equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change in Control, or a reduction in Executive’s participation in any such plan, unless Executive is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; (E) a failure to provide Executive the same number of paid vacation days per year available to him prior to the Change in Control; (F) relocation of Executive’s principal place of employment to any place more than thirty-five (35) miles from Executive’s previous principal place of employment; (G) any material breach by the Company of any provision of this Agreement or any equity award agreement; (H) conduct by the Company, against Executive’s volition, that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability or (I) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, that for purposes of clauses (B) through (E) above, “Good Reason” shall not exist (1) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change in Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change in Control, or (2) if the reduction in aggregate value is due to the application of Company or Executive performance against the applicable performance targets, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change in Control.

(3)    No termination of Executive’s employment by Executive for Good Reason pursuant to Section (5)(d)(2)(i) shall be effective unless the provisions of this Section 5(d)(3) shall have been complied with. Executive shall give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than ninety (90) days after the first occurrence of such circumstances. The Company shall have thirty (30) days after receiving such notice in which to cure such grounds. If the Company fails to cure such grounds within such thirty (30)-day period, Executive’s employment with the Company shall thereupon terminate for Good Reason.

(4)    In the event of a Qualifying Termination, the Company shall furnish to Executive within five (5) business days following such termination a Release and Executive must return the Release and it must have become irrevocable before the sixtieth (60th) day after Executive’s termination before any payments or benefits may be provided. If the Release is timely provided and is irrevocable on or before the sixtieth (60th) day following Executive’s termination of employment, the benefits and amounts described in Section 5(d)(1) shall commence to be provided (and provided retroactively to the extent that the payment or benefit would otherwise have been provided but for the requirement of the Release) two (2) business days after the Release is irrevocable but in any event not later than the sixtieth (60th) day after termination of Executive’s employment; provided that if the sixty (60) day period following the termination of Executive’s employment expires in the calendar year following the calendar year of Executive’s termination of employment, payments and benefits shall not commence earlier than the calendar year following termination of Executive’s employment. If the Company fails to furnish the form of Release timely to Executive, no Release shall be required and Executive shall be treated as if he had timely executed and submitted the Release and such Release had become irrevocable on the tenth (10th) day after termination of Executive’s employment. If Executive fails to submit the Release timely enough so that it is irrevocable on or before the sixtieth (60th) day following termination of employment and the Company has complied with its obligation to furnish the form of Release to Executive within five (5) business days following Executive’s termination of employment, then Executive shall not be entitled to receive any benefits under Section 5(d)(1) other than the Accrued Rights.

(e)    Voluntary Termination. Executive shall have the right to terminate his employment with the Company in a voluntary termination at any time. A voluntary termination shall mean a termination of employment by Executive on his own initiative, other than a termination due to Disability or for Good Reason. Executive’s voluntary termination shall have the same consequences as provided in Section 5(c) for a termination for Cause.

(f)    Expiration of Term of Employment. If the Company delivers notice pursuant to Section 1(a) of non-extension of the Term of Employment, resulting in the termination of Executive’s employment, such termination will be deemed a Qualifying Termination.

(g)    Reduction of Certain Payments.

(1)    Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.

(2)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5(g) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company and the Executive. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(3)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(4)    For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 5(g) and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

6.    Indemnification and Insurance. (a) The Company and Executive acknowledge that they shall, as soon as reasonably practicable after the Effective Date, enter into an Indemnification Agreement, substantially in the form attached hereto as Annex B, which agreement shall not be affected by this Agreement.

(b)    The Company agrees that Executive shall be covered as a named insured under the Company’s Directors’ and Officers’ liability insurance as applicable from time to time to the Company’s senior executive officers on terms and conditions that are no less favorable than those applying to such other senior executive officers.

7.    No Mitigation; No Offset. In the event of a termination of Executive’s employment for any reason, Executive shall not be required to seek other employment or to mitigate any of the Company’s obligations under this Agreement, and except as otherwise provided in this Agreement, no amount payable under Section 5 shall be reduced by (a) any claim the Company may assert against Executive or (b) any compensation or benefits earned by Executive as a result of employment by another employer, self-employment or from any other source after such termination of employment with the Company.

8.    Designated Beneficiary. In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under Section 5 above, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive’s death by filing a written beneficiary designation with the Company during Executive’s lifetime. Any change in the beneficiary designation shall be in such form as may be reasonably prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust, or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, or if Executive shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive’s estate.

9.    Ethics. During the Term of Employment, Executive shall be subject to the Company’s Code of Business Conduct (the “Policies”), as the Policies may be updated from time to time, which Policies are set forth on the Corporate Governance page of the Company’s website (www.dxc.com). If for any reason an arbitrator, subject to judicial review as provided by law, or a court should determine that any provision of the Policies is unreasonable in scope or otherwise unenforceable, such provision shall be deemed modified and fully enforceable as so modified to the extent the arbitrator and any reviewing court determines what would be reasonable and enforceable under the circumstances.

10.    Inventions. (a) All inventions, discoveries, developments and improvements conceived or made by Executive, alone or with others, prior to Executive’s employment by the Company are listed and described on Annex C to this Agreement. To the best of Executive’s knowledge this list is complete (or if no items are so listed, Executive has nothing to so disclose). Executive understands that his failure to list any item will require that he demonstrate through clear, tangible and convincing evidence that he or his assigns own an item which the Company believes it owns. If it is determined that Executive owns any unlisted item, and the Company has expended monies to develop it, the Company shall be entitled to the use of same without royalty payments to Executive or his assigns.

(b)    Executive will promptly and fully inform the Company of all inventions, discoveries, developments and improvements that he may conceive, discover, develop or make during his employment, whether made solely or jointly with others, whether or not patentable, and whether or not such conception, discovery or making involves the use of the Company’s time, facilities, equipment or personnel (collectively, “Inventions”). Executive acknowledges and agrees that all such Inventions relating to any work he performs for the Company or any business in which the Company is or intends to be engaged are “works for hire” under applicable law and shall belong to the Company. Executive further agrees to assign, and does hereby assign, to the Company all right, title and interest in and to any and all such Inventions and agrees to execute all documents deemed necessary or desirable by the Company in connection therewith, including patent and/or copyright assignments, and to cooperate both during and after his employment with the Company, at the Company’s expense, in all further actions deemed necessary or desirable to confirm, register, protect or enforce the Company’s right therein.

11.    Confidential Information and Trade Secrets. (a) Executive acknowledges that the term “Confidential Information” as used in this Agreement means all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company or which the Company’s suppliers or customers or clients have communicated to the Company in the course of the Company’s business, and which reflect, consist of or refer to:

(1)    information technology; methods and processes; designs and formulations; the content or composition of goods or services; techniques; business strategies or operations; formulas; compilations of data or reports; plans; tools or equipment; inventions; know-how; technical disclosures, patent applications, blueprints or specifications; financial, marketing, sales, personnel or salary information; forms, legal documents or memoranda; software, computer programs or databases; any documents prepared by or on behalf of the Company or Company suppliers, customers or clients;

(2)    information compiled, collected or developed by the Company reflecting the identities of those customers and clients of the Company which are not generally known outside the Company or whose relationship with the Company as a customer or client is not generally known outside the Company; characteristics of any customers or clients of the Company or of customer or client representatives, including without limitation product or service preferences or requirements, cost or price information for goods or services offered or sold, credit terms or credit performance, actual or likely order cycles, the nature of goods delivered or services performed, or research or development plans or activities;

(3)    information compiled, collected, or developed by the Company reflecting identities of any suppliers of the Company which are not generally known outside the Company or whose relationship with the Company as a supplier is not generally known outside the Company; characteristics of any supplier of the Company, or supplier representatives, including without limitation cost or price information for goods or services offered or purchased, audit terms, the nature of goods delivered or service performed, product or service quality and reliability, delivery terms, or research or development plans or activities;

(4)    prices, fees, discounts, selling techniques or distribution methods used by the Company; or

(5)     any other confidential or proprietary information obtained directly or indirectly while employed by the Company.

(b)    Executive acknowledges that the term “Trade Secret” as used in this Agreement means the whole or any portion or phase of any scientific or technical or business information, including, but not limited to, any design, process, procedure or system, formula, improvement, or invention that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s reasonable efforts to maintain its secrecy. In addition to information belonging to the Company, information furnished to the Company by other parties can be a Trade Secret.

(c)    The term “Confidential Information” includes information which may also be a Trade Secret, but does not include anything described above which is now generally known by parties other than the Company, its affiliates and employees, or becomes generally known, through no breach of this Section 11 on the part of Executive.

(d)    Executive acknowledges that Confidential Information is and remains confidential regardless of whether or not any Company report or form or other document contains any statement regarding confidentiality.

(e)    Executive agrees to hold all Confidential Information in confidence and to not use directly or indirectly, for Executive’s own benefit or the benefit of any other party, corporate or otherwise, or publish or cause to be published or otherwise disclose to anyone other than the Company or its designee, any Confidential Information or Trade Secrets except as compelled by law and except as required to conduct the Company’s business.

(f)    Executive will, upon demand, and without demand immediately upon the termination of Executive’s employment, surrender to the Company any and all documents, including without limitation computer memory, reports and forms containing Confidential Information and any and all other business records, prototypes and materials which Executive may have created or received from the Company during Executive’s employment, or which pertain to the Company’s business, and all copies thereof, which are in Executive’s possession or control at the time of the demand or the termination of Executive’s employment, however made or obtained.

12.    Non-Competition/Non-Solicitation Agreement. Executive shall execute and be subject to the Non-Competition/Non-Solicitation Agreement attached hereto as Annex D (the “Non-Competition Agreement”).

13.    Arbitration. (a) In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment or any termination of such employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company), excepting only any rights the parties may have to seek injunctive relief and as otherwise set forth in the Non-Competition Agreement, the dispute shall be resolved by final and binding arbitration administered by JAMS in Washington D.C. in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of New York, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all non-disputed amounts due to Executive under this Agreement and prompt provision of all non-disputed benefits to which Executive is otherwise entitled.

(b)    Costs of arbitration shall be borne by the Company. Reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by Executive shall be reimbursed by the Company to the extent that the arbitrator determines that Executive has prevailed on any material claim.

(c)    Notwithstanding the foregoing provisions of this Section 13, Executive and the Company agree that Executive or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning Confidential Information or Trade Secrets that cannot adequately be remedied at law or in arbitration.

14.    Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or delivered by private courier, as follows: if to the Company — DXC Technology Company, 1775 Tysons Boulevard, Tysons, Virginia, 22102, Attention: General Counsel; and if to Executive to the address of Executive as it appears in the records of the Company. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.    Miscellaneous. This Agreement shall also be subject to the following miscellaneous provisions:

(a)    The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

(b)     The Company shall reimburse Executive for reasonable legal expenses, up to a maximum of $40,000, incurred in connection with the preparation, negotiation and execution of this Agreement and related documents.

(c)     This Agreement contains a complete statement of all the agreements between the parties with respect to Executive’s employment by the Company, supersedes all prior and existing negotiations and agreements between them concerning the subject matter thereof and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto and stating an intention to change or modify this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d)     The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

(e)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York except to the extent governed by Federal law, and shall be construed according to its fair meaning and not for or against any party. Any dispute between the parties hereto arising out of or related to this Agreement not resolved pursuant to Section 13 will be heard and determined before an appropriate federal court located in the Southern District of New York, or, if not maintainable therein, then in a state court in the Borough of Manhattan, City of New York, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

(f)     All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.

(g)     This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take commercially reasonable action in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or obligations pursuant to this Agreement.

(h)    The rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under any Company sponsored equity incentive plans or any grants or award agreements issued thereunder. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such equity incentive plans and underlying grants or award agreements.

(i)    The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

(j)    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k)    Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(l)    This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.

(m)    Without limiting any rights which the Company otherwise has or obligations to which Executive is otherwise subject pursuant to the Company’s Executive Compensation Clawback Policy or any other compensation clawback policy adopted by the Company from time to time, Executive hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Executive will be subject to any legally mandatory policy relating to the recovery of compensation, to the extent that the Company is required to adopt and/or implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.

16.    Section 409A. (a) Each payment under this Agreement is intended to be a separate payment which is compliant with or excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury

Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(b)    In the event that Executive is a “specified employee” (within the meaning of Section 409A and with such classification to be determined in accordance with the methodology established by the Company), amounts and benefits payable or to be provided under this Agreement that are deferred compensation (within the meaning of Section 409A) that would otherwise be paid or provided on account of Executive’s “separation from service” (as defined in Section 409A) during the six-month period immediately following such separation from service (the “Delayed Severance”) shall instead be paid, with interest (other than in respect of any payments for the vesting of equity awards) accrued at a per annum rate equal to the prime rate for large banks, as published in the Wall Street Journal on Executive’s separation from service for the period beginning on (but excluding) the date such payment would have been made but for Section 409A of the Code through (and including) the date of payment, on the earlier of (i) Executive’s death or (ii) the first business day after the date that is six months following such separation from service; provided, however, in the event of a CIC Qualifying Termination, the Delayed Severance shall, on or as soon as practicable following Executive’s separation from service, be contributed into a rabbi trust established by the Company or the successor thereto.

(c)     All reimbursements or provisions of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), (ii) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (iii) in the event that the provision of in-kind benefits requires the Company to impute income to Executive, the Company shall timely impute such income to Executive under applicable tax rules for the appropriate taxable year, and (iv) the right to reimbursements or provisions of in-kind benefits is not subject to liquidation or exchange for other benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	DXC TECHNOLOGY COMPANY

/s/ Michael J. Salvino	/s/ William L. Deckelman, Jr.
Name: Michael J. Salvino	Name: William L. Deckelman, Jr.
Title: Executive Vice President – General Counsel

ANNEX A

RELEASE OF CLAIMS

Executive hereby irrevocably, fully and finally releases DXC Technology Company, a Nevada corporation (the “Company”), its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this release which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income and Security Act of 1974 (“ERISA”) (except for any vested right Executive has to benefits under an ERISA plan), and the state and federal Worker Adjustment and Retraining Notification Act; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

(i)     any amounts or benefits to which Executive first becomes entitled following the termination of his employment pursuant to the provisions of his Employment Agreement with the Company dated as of August 16, 2019;

(ii)     claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

(iii)     claims related to Executive’s COBRA rights;

(iv)     claims for indemnification from the Company to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance; and

(v)     any claims for benefits under any employee benefit plans of the Company that become due or owing at any time following Executive’s termination of employment, including, but not limited to, any ERISA plans, deferred compensation plans or equity plans.

Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this release and voluntarily and specifically waives any rights conferred by any state statute providing that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor, or words to that effect.

Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period. Executive acknowledges that he has been advised to consult with an attorney about this release. Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters. If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.

Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.

IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.

EXECUTIVE

Michael J. Salvino

Date:

ANNEX B

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, effective as of August 16, 2019, between DXC Technology Company, a Nevada corporation (the “Company”), and Michael J. Salvino (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies in today’s environment;

WHEREAS, the Company’s Restated Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law and Indemnitee has been serving and continues to serve as a director or officer of the Company in reliance in part on the Articles or Bylaws;

WHEREAS, Nevada Revised Statutes 78.7502, 78.751 and 78.752 set forth provisions providing for the mandatory and permissive indemnification of, and advancement of expenses to, officers and directors of a Nevada corporation and are specifically not exclusive of other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise;

WHEREAS, the Company would like for Indemnitee to exercise his or her best judgment in the performance of his or her duties or in his or her service to the Company or any of its subsidiaries or any other business entity or employee benefit plan to which Indemnitee renders services at the request of the Company, without undue concern for claims for damages arising out of or related to the performance of those duties or for expenses related to such claims; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, and Indemnitee’s reliance on the Articles and Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by the Articles or Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Articles or Bylaws or any change in the composition of the Company’s Board of Directors or any acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancement of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Certain Definitions.

(a)    Change in Control: the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Internal Revenue Code of 1986, as amended.

(b)    Claim: any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other person or entity (including, without limitation, a governmental entity, agency or instrumentality), that Indemnitee in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(c)    Expenses: include reasonable attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event, including any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(d)    Expense Advance: shall have the meaning specified in Section 2(a).

(e)    Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(f)    Independent Legal Counsel: an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than with respect to matters in which such counsel was engaged as Independent Legal Counsel concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements with the Company).

(g)    Reviewing Party: the Board of Directors of the Company or Independent Legal Counsel. Except as provided in Section 3 of this Agreement (in the event of a Change in Control), a determination by the Reviewing Party must be made (i) by the Company’s Board of Directors by majority vote of a quorum consisting of directors who are not parties to the Claim, (ii) if a majority vote of a quorum consisting of directors who are not parties to the Claim so orders, by Independent Legal Counsel in a written opinion or (iii) if a quorum consisting of directors who are not parties to the Claim cannot be obtained, by Independent Legal Counsel in a written opinion.

2.    Basic Indemnification Arrangement.

(a)     In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand or request is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee in writing, the Company shall advance to Indemnitee ahead of the final disposition of the Claim any and all Expenses (an “Expense Advance”) as soon as practicable but in any event no later than thirty days after such request is presented to the Company or as otherwise specifically provided herein.

(b)     Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that, except with respect to Expense Advances, the Reviewing Party shall have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 is the Reviewing Party) that indemnification is proper in the circumstances, and (ii) the obligation of the Company to make an Expense Advance pursuant to this Agreement shall be subject to the condition that, if, when and to the extent that it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

If there has not been a Change in Control, the Reviewing Party shall be as set forth in Section 1(g), and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3.

(c)     If the Reviewing Party has not made a determination within thirty days after receipt by the Company of a written demand or request for indemnification, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be deemed to be entitled to such indemnification, absent a final judicial determination that indemnification is not permitted under applicable law. By written notice to Indemnitee, the thirty day period may be extended for a reasonable time, not to exceed fifteen additional days, if the Reviewing Party making the determination requires additional time for obtaining or evaluating documents or information.

If the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or if payment is not made as required within the time frame set forth above, Indemnitee shall have the right to commence litigation in any court in the Commonwealth of Virginia or State of Nevada having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Otherwise, any determination by the Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)     Indemnification shall not be made for any Claim as to which Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the Claim was brought or other court of competent jurisdiction determines upon application that in view of all of the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.    Change in Control. The Company agrees that if there is a Change in Control, then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments or Expense Advances under this Agreement or any other agreement or the Articles or any Bylaw now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.    Indemnification for Additional Expenses. To the fullest extent provided by law, the Company shall indemnify Indemnitee against any and all Expenses (including attorneys’ fees) and, if requested in writing by Indemnitee, shall (within ten business days of such request) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) the enforcement of this Agreement or the Articles or any Bylaw now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

5.    Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.    Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

7.    No Presumptions. For purposes of this Agreement, the termination of any Claim, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, neither of the following shall be a defense to Indemnitee’s claim for indemnification or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief:

(i)     the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor

(ii)     an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief.

8.    Nonexclusivity, Etc. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Articles, the Bylaws, the Nevada Revised Statutes or otherwise. To the extent that a change in the Nevada Revised Statutes (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

9.    Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available thereunder for any Company director or officer; provided that, for any person that is no longer serving as director or officer of the Company or of any other enterprise at the Company’s request, such coverage shall only be provided to the extent that it is reasonably generally available to the Company in the insurance marketplace.

10.    Period of Limitations. Except as required by applicable law, no legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

11.    Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13.    Exclusions. The Company shall not be liable under this Agreement to make any payment (i) prohibited by law or (ii) in connection with any Claim made against Indemnitee relating to an Indemnifiable Event to the extent Indemnitee has otherwise actually received payment (under any insurance policy, any provision of the Articles or Bylaws or otherwise) of the amounts otherwise indemnifiable hereunder.

14.    Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include the Company or any subsidiary of the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company or any subsidiary of the Company or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense; provided that any counsel chosen by Indemnitee shall agree to comply with the Company’s outside counsel guidelines, as in effect at the time of the engagement of such counsel, with respect to any matter for which indemnification is sought under this Agreement. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event to which Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee. To the fullest extent permitted by Nevada law, the

Company’s assumption of the defense of a Claim pursuant to this Section 14 will constitute an irrevocable acknowledgement by the Company that any Expenses incurred by or for the account of Indemnitee in connection therewith are indemnifiable by the Company under Section 2.

15.    Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. The provisions of this Agreement shall apply to the entire term of Indemnitee’s service as a director or officer of the Company or of any other enterprise at the Company’s request, including service in such capacities prior to the date of this Agreement. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

16.    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

17.    Equitable Remedies. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult to prove and further agree that any breach may cause Indemnitee irreparable harm. Accordingly, the Company and Indemnitee agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance, in addition to other remedies, without any necessity of showing actual damage or irreparable harm. By seeking injunctive relief and/or specific performance, Indemnitee will not be precluded from seeking or obtaining any other relief to which Indemnitee is entitled. The Company and Indemnitee further agree that Indemnitee is entitled to seek temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting bonds or other undertakings. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the court and the Company waives any such requirement of such bond or undertaking.

18.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

DXC TECHNOLOGY COMPANY

By
Name:
Title:
Date:

INDEMNITEE

Name:	Michael J. Salvino
Date:

ANNEX C

[Inventions]

ANNEX D

NON-COMPETITION/NON-SOLICITATION AGREEMENT

I

Introduction/Consideration

This Non-Competition/Non-Solicitation Agreement (the “Agreement”) is between Michael J. Salvino (“Employee”) and DXC Technology Company (“DXC”), including its direct and indirect subsidiaries and affiliated entities, successors and assigns (collectively the “Company”). Employee acknowledges that the Company is in a competitive industry in which the creation, maintenance and use of confidential or proprietary information are critical to business success, and that the protection of that information is a legitimate business interest of the Company. Employee also acknowledges that this Agreement is reasonably necessary to protect the good will and other legitimate business interests of the Company.

The collective consideration for Employee’s obligations under this Agreement, each of which Employee specifically acknowledges is independently sufficient consideration, includes: Employee’s continued eligibility to participate in one or more of the Company’s various equity incentive plans; Employee’s access to and receipt of Confidential Information relating to the Company’s business and clients; Employee’s opportunity to receive special training and education; Employee’s employment with the Company; and Employee’s compensation and other benefits.

II

Definitions

“Client” means:

(i)

any individual, business entity or other enterprise with respect to which the Employee provided solutions, products, and/or services of the Company (“Services”) during the 24-month period preceding the termination of the Employee’s employment with the Company;

(ii)

any individual, business entity or other enterprise with which the Employee transacted business on behalf of the Company during 24-month period preceding the termination of the Employee’s employment with the Company; and

(iii)

any individual, business entity or other enterprise with respect to which the Employee possessed Confidential Information during the 12-month period preceding the termination of the Employee’s employment with the Company.

“Competitor” means:

(i)	an individual, business entity or other enterprise engaged or having publicly announced its intent to engage in business that is substantially similar to the business of the Company; and

(ii)	an individual, business entity or other enterprise that offers solutions, products and/or services capable of displacing any Services provided by the Company to any of its clients.

For purposes of this Agreement, the parties specifically agree (i) that the Company is engaged in the business of providing technology-enabled solutions, products and services; (ii) that the Services and capabilities of the Company include, but are not limited to, system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting; and (iii) that the Company actively solicits business from, and provides Services to, clients located throughout the United States and the world.

“Confidential Information” means all confidential and/or proprietary business information and data, trade secrets, patents, copyrights, sales and financial data, pricing information, methods, technical information, and know-how information of the Company relating to the business plans and strategies of the Company including, but not limited to, information which is marked and/or defined as restricted information (such as DXC Confidential, DXC Internal Use Only, Financial Information, or Controlled Information), or otherwise prohibited from disclosure by DXC’s Confidential Information Policy and/or Code of Business Conduct. Confidential Information generally refers to information about or belonging to the Company or third parties that is not publicly available and could cause harm if it was disclosed without permission. Examples include information about existing and proposed business ventures; corporate strategies; engineering ideas; pricing schedules; information that requires a security clearance to access; customers and/or prospects names and lists; marketing plans and procedures; research and development plans; methods of doing business (both technical and non-technical); information relating to the design, architecture, flowcharts, source or object code and documentation of any and all computer software products that the Company has developed, acquired or licensed or is in the process of developing, acquiring or licensing or shall develop, acquire or license in the future; hardware and database technologies or technological information; designs, process and systems information; confidential intellectual property; employee staffing and compensation information; and any other confidential or proprietary information which relates to the business of the Company or to the business of any Client or Prospective Client or vendor of the Company or any other party with whom the Company agrees to hold information in confidence, whether patentable, copyrightable or protectable as trade secrets or not. Confidential Information does not include information which is (i) already known by the Employee without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Employee, (iii) rightfully received from a third party without an obligation of confidentiality, or (iv) disclosed without similar restrictions by the Company to a third party (other than an affiliate or customer of the Company)

“Prospective Client” means any individual, business entity or other enterprise which is not a Client but (a) whose business the Company had solicited at any time during the 12-month period preceding the termination of the Employee’s employment with the Company for any reason, and (b) concerning which solicitation the Employee obtained the Company’s Confidential Information.

“Restricted Area” means:

(i)	any geographic area in the world for which the Employee had job responsibilities during the 12-month period preceding the termination of the Employee’s employment with the Company for any reason;

(ii)

any geographic area in the world where the Company engages in business activities and about which business the Employee obtained Confidential Information during the 12-month period preceding the termination of the Employee’s employment with the Company for any reason; and

(iii)

any geographic area in the world from which the Employee, by engaging in business, can threaten the legitimate business interests of the Company in (i) preserving its client relationships and goodwill, and (ii) protecting its Confidential Information from misuse and/or disclosure.

“Restricted Services” means:

(i)

job duties or other business-related activities that are the same as or substantially similar to the job duties or business-related activities in which the Employee participated for the Company in the 24-month period prior to the termination of the Employee’s employment for any reason; and

(ii)

job duties or other business-related activities in which the Employee could reasonably be expected to use or disclose, intentionally or inadvertently, Confidential Information that the Employee received during the 12-month period prior to the termination of the Employee’s employment for any reason.

III

Covenants/Related Provisions

1.    Non-Disclosure and Non-Use of Confidential Information: The Company shall provide the Employee with access to Confidential Information in the course of performance of the Employee’s duties. Except for in performance of the Employee’s duties for the Company, the Employee agrees not to disclose, use, copy, take, download, upload, duplicate or otherwise permit the use, disclosure, copying, taking, downloading, uploading, or duplication of any Confidential Information during or following his/her employment with the Company. The Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. The Employee shall promptly report to the Company any actual or suspected violation of confidentiality obligations toward the Company and will take all reasonable further steps requested by the Company and to prevent, control or remedy any such violation. The Employee acknowledges and agrees that the Employee shall have no ownership or privacy interest in materials or information that is stored on or transmitted using property or equipment or rights leased, licensed or owned by the Company, even if the Employee claims an ownership or privacy interest in such materials or information. The Employee agrees that to any extent that the Employee uses the Company’s resources for such materials and information, the Employee forfeits any privacy and ownership interest in them and agrees that they shall be subject to ownership, access, use and disclosure by the Company at any time without notice to or further consent of the Employee.

2.    Non-Solicitation of DXC Employees, Clients, and Prospective Clients: During the time of the Employee’s employment and a period of 24 months following the termination of the Employee’s employment for any reason, the Employee shall not, without the express, prior written consent of DXC’s General Counsel, engage, in the Restricted Area, in any of the conduct described below, either directly or indirectly, individually or as an employee, agent, contractor, consultant, member, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation other than the Company:

(i)    solicit (or contact in any manner which could reasonably be construed as solicitation), hire or employ, attempt to hire or employ, retain as or attempt to retain as a consultant or an independent contractor, any current employee of the Company or any person who was an employee of the Company within the 6-month period preceding such solicitation, contact, hiring or employment, or attempted hiring or employment;

(ii)    solicit (or contact in any manner which could reasonably be construed as solicitation) any Client or Prospective Client for the purpose of selling or providing solutions, products and/or services competitive with Services provided by or offered by the Company, or divert or cause a reduction in the business between the Company and any Client or Prospective Client. The Employee understands and acknowledges, however, that this non-solicitation obligation shall not apply if (i) the Client or Prospective Client chose to seek such Services from the Employee without the Employee having taken any steps to solicit its business, and (ii) the Employee has otherwise complied with the restrictive covenants set forth herein; or

(iii)    solicit or communicate with any vendor, supplier, subcontractor, or partner of the Company with which the Employee worked or about which the Employee received Confidential Information, at any time during the 12-month period preceding the termination of the Employee’s employment with the Company, for the purpose of persuading or assisting such vendor, supplier, subcontractor, or partner to terminate, or modify to the detriment of the Company, any business relationship with the Company.

3.    Non-Competition: During the time of the Employee’s employment and a period of 12 months following the termination of the Employee’s employment for any reason, the Employee shall not, without the express, prior written consent of DXC’s General Counsel, in the Restricted Area, either directly or indirectly, individually or as an employee, agent, contractor, consultant, member, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation other than the Company, provide Restricted Services for or on behalf of a Competitor.

4.    Notice of Post-Employment Activities: If the Employee accepts a position with a Competitor at any time within twenty-four months following termination of employment with the Company, the Employee must promptly give written notice to DXC’s General Counsel, and must provide DXC with the information it needs about the Employee’s new position to determine whether such position would likely lead to a violation of this Agreement (except that the Employee need not provide any information that would include the Competitor’s confidential information or trade secrets). The Employee consents to the Company notifying his or her new employer of the Employee’s rights and obligations under this Agreement.

5.    Non-Disparagement. During and after his employment with the Company, Employee agrees not to disparage the Company, and similarly the Company agrees not to disparage Employee, in each case other than in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

6.    Injunctive Relief/Remedies: The Employee acknowledges and agrees that if the Employee were to breach, or threaten to breach, any of the covenants set forth in this Agreement, the Company would suffer immediate and irreparable harm and would therefore be entitled to specific performance through equitable relief, including injunctive relief, ordered by a court of appropriate jurisdiction, without the need to post any bond. The Employee therefore consents and stipulates to the entry of such injunctive relief in an appropriate court prohibiting the Employee from breaching this Agreement. Nothing in this Agreement shall diminish the right of the Company to claim and recover money damages. The rights of the Company set forth in this Section 4 shall not limit or restrict in any manner any rights or remedies which the Company or any of its affiliates may have under law or under any separate agreement with the Employee or otherwise with respect to the events described in this Agreement.

7.    Reasonableness, Reformation, and Revival: The Employee agrees that the terms and conditions set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the interests of the Company. The Employee further agrees that if the Employee violates the provisions of this Agreement that the number of days that the Employee is in violation will be added to any periods of limitation on the activities specified herein. However, if the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then the Company and the Employee agree that, in accordance with Nevada law, the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law, and enforce this Agreement as reformed or modified. Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement. The Employee specifically agrees that each provision and subsection of this Agreement is independent of and severable from the others, and may be enforced independently, which shall, as applicable, continue in full force and effect after the expiration or termination of this Agreement.

8.     Assignment: The rights and obligations of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole discretion, to any subsidiary, venture or affiliate of the Company or successor in interest to a substantial portion of the business or assets of the Company. Employee shall not have the right to assign Employee’s rights or obligations under this Agreement.

9.    Waiver of Breach: Any failure or delay on the part of either party to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.

10.    Binding Effect: Employee agrees that this Agreement shall be binding upon Employee’s heirs, executors, and other legal representatives or assigns.

11.    Amendment: This Agreement may not be modified or amended except by a written instrument executed by Employee and DXC’s General Counsel.

12.    Entire Agreement: This Agreement constitutes Employee’s and the Company’s entire agreement and supersedes all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the specific subject matters herein. Specifically, should Employee and the Company be parties to another agreement with provisions regarding confidentiality, non-disclosure, non-competition, non-solicitation of clients, prospective clients or employees, and all related definitions thereof, or any other restrictive covenants included in this Agreement, such similar provisions of any other such agreement are superseded by the terms of this Agreement; provided, that, this Agreement does not supersede, and is superseded by, any similar provisions of the Employment Agreement between DXC and the Employee, dated August 16, 2019; and, provided, further, that this Agreement does not supersede the provisions of any equity award agreement between Employee and DXC that addresses Recoupment and Forfeiture, except as expressly stated herein.

13.    Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to its conflict of law rules.

EMPLOYEE:	FOR THE COMPANY:

By:
Signature

Name:
Printed Name

Title:
Date

ANNEX E

Incorporated by reference from Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for its first quarter of fiscal year 2020.

ANNEX F

Incorporated by reference from Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for its first quarter of fiscal year 2020.